EXHIBIT 99.4
CONTACT: PAUL V. MAIER
SENIOR VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER
858-550-7573
Ligand Announces Notice of Redemption of Convertible Subordinated Notes
     SAN DIEGO—(BUSINESS WIRE)—Oct. 30, 2006—Ligand Pharmaceuticals Incorporated (NASDAQ:LGND) (the “Company” or “Ligand”) today announced that it has given notice of redemption to the noteholders of its 6% convertible subordinated notes due November 2007. The redemption date of the Notes has been set for November 29, 2006. Approximately $128.15 million of principal amount of the notes remains outstanding and may be converted into common stock at a rate of 161.9905 shares per $1,000 (about $6.17 per share).
     “We are calling the notes to help strengthen our balance sheet and fulfill our obligations under the Purchase Agreement we signed with King Pharmaceuticals. Assuming the noteholders convert given our recent stock price, we will have successfully eliminated virtually all of our long term debt,” said Henry F. Blissenbach, Ligand Chairman and Interim CEO. “We believe the redemption will substantially increase our financial flexibility while reducing our cash interest expense as we transition to a dynamic and highly specialized R&D and royalty company.”

     The Company issued $155.25 million principal amount of its 6% convertible subordinated notes in November, 2002. The terms of the 6% notes give the Company the right to provide a notice of redemption to noteholders after November 22, 2005.
     The noteholders may elect to receive cash in the redemption or convert the 6% notes, on or before November 29, 2006 into shares of the company’s common stock at a conversion rate of 161.9905 shares per $1,000 principal amount of the notes. The conversion price for the notes is approximately $6.17 per share. Since the company’s stock is trading well above the conversion price, the Company expects the vast majority if not all of the noteholders will convert into shares of Ligand common stock in lieu of cash. The Company will pay the holders of those notes that are not converted into shares a redemption price equal to 101.2 % of the outstanding principal amount plus accrued and unpaid interest.
     About Ligand
     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men’s and women’s hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand’s proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to http://www.ligand.com.

     Caution regarding Forward-Looking
     This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended that reflect Ligand’s judgment and involve risks and uncertainties as of the date of this release. These statements include those related to the redemption of the company’s outstanding convertible subordinated notes, financial benefits to the Company and the transaction with King Pharmaceuticals. Actual events or results may differ materially from Ligand’s expectations. There can be no assurance that the market price of the company’s common shares will be at or above the conversion price on the redemption date, that holders of the notes will convert their shares to stock, that the Company will receive the expected benefits of conversion nor that the King transaction will be consummated or successful. Further, if all note holders choose to be paid in cash there can be no assurance that the company will have sufficient cash available to pay all of the amounts due without resorting to additional borrowing or other fund raising alternatives. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases as well as in Ligand’s public periodic filings with the Securities and Exchange Commission, available via Ligand’s web site at www.ligand.com. Ligand disclaims any intent of obligation to update these forward-looking statements beyond the date of this release.